Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.03 SEMIANNUAL CASH DIVIDEND BRINGING TOTAL

DIVIDENDS FOR 2005 TO $0.085, AN INCREASE OF 31% OVER 2004 DIVIDENDS(1)

Newport Beach, CA – September 14, 2005 – American Vanguard Corp. (AMEX:AVD) today announced that its Board of Directors declared a cash dividend of $0.03 per share. The dividend will be distributed on October 14, 2005 to shareholders of record as of September 30, 2005.

Eric Wintemute, President and CEO of American Vanguard, stated, “This dividend indicates the Board of Directors’ confidence in American Vanguard’s prospects based on the Company’s record first half financial results and our expectations for the second half of the year. We are pleased to sustain our trend of distributing greater dividends to our shareholders as we achieve continued growth at American Vanguard.”

Five-year Historical Cash Dividends

Distribution	April (as adjusted (1))	October (as adjusted (1))	Total (as adjusted (1))
2005	$0.055	$0.030	$0.085
2004	$0.025	$0.040	$0.065
2003	$0.017	$0.029	$0.046
2002	$0.011	$0.023	$0.034
2001	$0.010	$0.017	$0.027
2000	$0.008	$0.018	$0.026
1999	$0.008	—	$0.008

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72) and FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40). 2005 marks the third consecutive year American Vanguard has been recognized by BusinessWeek and FORTUNE Small Business – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera

lbarbera@equityny.com

(212) 836-9610

###